EXHIBIT 11
                         BERGEN BRUNSWIG CORPORATION

                      COMPUTATION OF EARNINGS PER SHARE
                  FOR THE THIRD QUARTER AND NINE MONTHS ENDED
                           JUNE 30, 1995 AND 1994
              (in thousands except share and per share amounts)
                              (Unaudited)

                                         THIRD QUARTER             NINE MONTHS
                                         1995        1994         1995         1994
DATA AS TO EARNINGS - Net Earnings    $ 16,875    $ 15,027     $ 48,288    $ 39,887
                                      ========    ========     ========    ========
DATA AS TO NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES:
  Weighted average number
     of shares outstanding:
     Class A Common Stock           39,783,491  38,834,966   39,511,093  37,934,331
     Class B Common Stock               -           -             -          54,234
  Shares of Class A Common
    Stock to be issued from
    assumed conversion of
    remainder of Class B Stock          -           -             -         462,533
  Common equivalent shares
    assuming issuance of shares
    represented by outstanding
    employees' stock options:
    Additional shares assumed
     to be issued                   1,455,659    566,062     1,290,659      604,084
    Reduction of such additional
     shares assuming proceeds
     invested in treasury stock
     (at average market prices
     during each period)           (1,189,230)  (484,981)  (1,072,930)     (514,097)
                                   ===========  =========  ===========     =========
       Average number of
         common and common
         equivalent shares
         outstanding               40,049,920 38,916,047   39,728,822    38,541,085
                                   ========== ===========  ==========    ==========
EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE OUTSTANDING:   $       .42 $    .39     $     1.22    $     1.03
                                  =========== ==========   ==========    ==========

Reference is made to Notes C and D in the accompanying Notes to Consolidated Financial Statements.